Exhibit 99

Bassett Furniture Industries, Inc.	Barry C. Safrit, V.P., CFO
P.O. Box 626	(276) 629-6757 – Investors
Bassett, VA 24055	(276) 629-6332 – Fax

Jay S. Moore, Dir. of Communications
For Immediate Release	(276) 629-6450 – Media
(276) 629-6418 – Fax

Bassett Furniture News Release

Bassett Announces Fourth Quarter and Fiscal 2006 Earnings

(Bassett, Va.) – January 19, 2007 – Bassett Furniture Industries Inc. (Nasdaq:BSET) announced today its earnings for its fourth quarter and fiscal year ended November 25, 2006.

Sales for the fourth quarter of 2006 were $76.5 million, down 13% from fourth quarter 2005 levels. The Company reported net income of $0.4 million or $.03 per share as compared to net income of $2.1 million or $.18 per share in the fourth quarter of 2005. Year-to-date, sales were $328.2 million, down 2% from the prior year. The Company reported net income of $5.4 million or $.46 per diluted share as compared to the Company’s restated net income of $9.8 million or $.82 per diluted share in 2005. 2006 earnings were impacted by two unusual items, a fourth quarter goodwill impairment charge of $1.4 million and $1.5 million of income related to subsidies received in connection with the Continued Dumping and Subsidy Offset Act (CDSOA). The decline in sales along with retail segment operating losses in the Company-owned BFD stores were the primary factors in the quarter over quarter and year over year decrease in earnings from 2005 to 2006. See below and the attached chart for a discussion of the Company’s results by segment. A reconciliation of reported to adjusted net income and earnings per share has also been set forth below for the fourth quarter and the year 2006 compared to 2005.

“The fourth quarter was tough for our industry and Bassett was no exception,” said Robert H. Spilman, Jr., President and Chief Executive Officer. “Although retail conditions continue to be challenging, we are committed to investing in the future of the Bassett store program and the Bassett brand. Examples are the ongoing addition of new retail talent and a commitment to increased distribution of our consumer catalog. Furthermore, we are in the process of preparing to unveil a new store prototype later in 2007. We will, however, continue to examine our cost structure in light of the cost of our new initiatives and the current retail environment.”

2005 and 2006 Restatements and Other Unusual Items

As previously announced, the Company has restated its financial statements as of and for the year ended November 26, 2005 and will provide amended quarterly information for fiscal 2005 and 2006 as part of its Annual Report on Form 10-K for the year ended November 25, 2006. The Company’s 2005 Annual Report on Form 10-K was reviewed by the Staff of the Securities and Exchange Commission (SEC) as part of its normal review process. The Staff recommended changes to the Company’s accounting treatment associated with its acquisitions of three retail licensee operations in fiscal 2005. Upon further review, the Company concurred with the accounting treatment recommended by the Staff.

In connection with the Company’s acquisitions of the three retail licensee operations in 2005, the Company recognized pre-tax charges of $4.2 million to (1) eliminate the gross profit on inventories previously sold to the licensees by Bassett and subsequently acquired in the acquisitions and (2) reduce goodwill associated with the acquisitions to a value the Company believed was appropriate. Upon further review, the Company has concluded that no charges should have been recognized with the acquisitions. A reconciliation detailing the effects on net income and earnings per share due to the restatements has been included.

The Continued Dumping and Subsidy Offset Act of 2000 (CDSOA) provides for the distribution of monies collected by U.S. Customs and Border Protection from antidumping cases to qualified domestic producers, in cases where domestic producers have continued to invest in their technology, equipment and people. For the year ended November 25, 2006, the Company recorded approximately $1.5 million in CDSOA subsidies, in connection with the case involving wooden bedroom furniture imported from China. Subsidies recorded in fiscal 2005 were insignificant.

In the fourth quarter of 2006, the Company recorded a $1.4 million impairment charge to write-off the goodwill associated with its retail segment. While the Company is improving and refining its BFD store program, the retail segment continues to experience operating losses coupled with a soft furniture retail environment, particularly for the company-owned store locations. The Company, however, remains confident that recent and planned initiatives and long-term improvement in the retail environment will result in a profitable retail operation.

Wholesale Segment

On a wholesale basis, net sales were $65.9 million for the fourth quarter of 2006, 14% below the $77.1 million sales level attained in the fourth quarter of 2005. For the year, wholesale sales were $284.8 million, 5% below sales levels attained in 2005. For 2006, 72% of wholesale shipments were to BFDs compared to 67% in 2005. Approximately 44% of wholesale shipments were imported products as compared to 35% in the fourth quarter of 2005. Overall, the segment’s gross margins increased one percentage point in 2006 compared to 2005 and year-over-year operating earnings increased $2.5 million. This improvement was primarily driven by an improved mix of imported products and the performance of the upholstery division. Upholstery shipments and operating earnings continued to improve due to the retail acceptance of our custom programs and the new imported leather products introduced over the past several years.

The Bassett Furniture Direct retail store program had 134 stores (107 licensed and 27 corporately owned) in operation at the end of the fourth quarter. The Company opened one store and two licensed stores were closed during the fourth quarter. Overall retail conditions and the Company’s initiative to develop a new store prototype have temporarily slowed store count growth. The Company expects licensees to open four to six stores in fiscal 2007.

Retail Segment

Retail sales for the fourth quarter of 2006 were $21.5 million, 10% below fourth quarter of 2005 levels. For the year, sales were $84.4 million, up $13.9 million from 2005. The increase in sales for 2006 is due to the stores the Company acquired during 2005.

Bassett’s 27 corporate stores continued to experience relatively soft conditions at retail and incurred an operating loss of $3.4 million for the fourth quarter of 2006, compared to loss of $1.6 million in the fourth quarter of 2005. Net sales and margins were lower than planned primarily due to the overall soft retail conditions, selling of selected products at clearance prices in order to prepare for the arrival of new products and featured catalog products, and promotions geared to respond to the overall soft market conditions. As previously discussed, changes being made to drive more traffic, improve staffing, and streamline operations are taking longer than anticipated to implement. The Company has made additional changes in both the leadership and pricing structure of the Company-owned stores which it believes will lead to better performance in 2007.

Balance Sheet and Cash Flow

The Company used cash in its operating activities in 2007 to fund retail segment losses, an increase in accounts receivable, and a reduction in payables and accrued liabilities. The reduction in current liabilities related in part to payments of prior year restructuring related obligations and a reduction in payables related to the mix shift from domestic to imported purchases.

To fund this $5.1 million of operating cash usage, a net $3.9 million in capital spending, and the payment of over $9.4 million in dividend payments to our shareholders, the Company received approximately $6.6 million in dividends from an affiliate, liquidated approximately $6.9 million from its investment portfolio and borrowed approximately $4.4 million under real estate notes payable. The Company’s balance sheet remains strong with over $80 million of cash and investments, $38 million of accounts receivable, $49 million of inventories and total long-term debt including real estate mortgages of $23.5 million. The Company has not included its complete consolidated balance sheet in this release as it is still in the process of verifying its postretirement long-term liability balance. The Company does not expect any potential adjustment to materially impact its current year operating results.

Accounts receivable have increased $1.2 million for the year, due to the slower pace of collections from certain BFD licensees related in part to the overall retail environment. Inventories have decreased for the year, due largely to a significant decrease in domestic wood inventories that more than offset an increase in the amount of imported products. Inventories did, however, decrease $2 million during the fourth quarter largely in response to the lower business levels.

Bassett also announced that its Board of Directors has declared a regular quarterly dividend of $.20 per share payable on March 1, 2007, to shareholders of record on February 12, 2007.

Bassett Furniture Industries, Inc. is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With over 130 Bassett Furniture Direct stores, Bassett has leveraged its brand name in furniture with a network of licensed and Company-owned stores that focus on providing consumers with a friendly and professional environment for buying furniture and accessories. The Company continues to sell its products to other retailers, in addition to the Company’s dedicated retail store program. Bassett’s retail strategy promotes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at www.bassettfurniture.com. [BSET–E]

The Company has included the “as adjusted” information because it uses, and believes that others may use, such information in comparing the Company’s operating results from period to period. However, the items excluded in determining the “as adjusted” information are significant components in understanding and assessing the Company’s overall financial performance for the periods covered.

Certain of the statements in the immediately preceding paragraphs, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for the fourth quarter of 2006 and periods beyond, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause those results to differ materially from those expressed in the forward looking statements: economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission, and the effects of national and global economic or other conditions and future events on the retail demand for home furnishings.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - Unaudited

(In thousands, except for per share data)

	Quarter Ended November 25, 2006		Restated Quarter Ended November 26, 2005
	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Net sales	$76,502	100.0%	$88,649	100.0%

Cost of sales	52,055	68.0%	59,077	66.6%

Gross profit	24,447	32.0%	29,572	33.4%

Selling, general and administrative	25,604	33.5%	27,265	30.8%
Income from Continued Dumping & Subsidy Offset Act	(1,549)	-2.0%	—	0.0%
Restructuring and impaired asset charges	1,359	1.8%	1,960	2.2%

Operating income (loss)	(967)	-1.3%	347	0.4%

Other income, net	947	1.2%	1,946	2.2%

Income (loss) before income taxes	(20)	0.0%	2,293	2.6%
Income tax (provision) benefit	379	0.5%	(226)	-0.3%

Net income	$359	0.5%	$2,067	2.3%

Basic earnings per share:	$0.03		$0.18

Diluted earnings per share:	$0.03		$0.18

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - Unaudited

(In thousands, except for per share data)

	Year Ended November 25, 2006		Restated Year Ended November 26, 2005
	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Net sales	$328,214	100.0%	$335,207	100.0%

Cost of sales	225,319	68.7%	236,843	70.7%

Gross profit	102,895	31.3%	98,364	29.3%

Selling, general and administrative	103,551	31.5%	91,270	27.2%
Income from Continued Dumping & Subsidy Offset Act	(1,549)	-0.5%	—	0.0%
Restructuring and impaired asset charges	1,359	0.4%	1,960	0.6%

Operating income (loss)	(466)	-0.1%	5,134	1.5%

Other income, net	6,921	2.1%	8,061	2.4%

Income before income taxes	6,455	2.0%	13,195	3.9%
Income tax provision	(1,026)	-0.3%	(3,381)	-1.0%

Net income	5,429	1.7%	9,814	2.9%

Basic earnings per share:	$0.46		$0.83

Diluted earnings per share:	$0.46		$0.82

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - Unaudited

(In thousands)

	Year Ended November 25, 2006	Restated Year Ended November 26, 2005
Operating Activities
Net income	$5,429	$9,814
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	9,253	9,674
Equity in undistributed income of investments	(9,594)	(11,011)
Provision for write-down of impaired assets	1,359	920
Provision for losses on trade accounts receivable	3,364	2,603
Net gain from sales of investments	(1,096)	(1,379)
Deferred income taxes	(1,437)	(194)
Changes in employee benefit liabilities	(269)	(215)
Changes in operating assets and liabilities, exclusive of assets and liabilities impacted by a business combination:
Trade accounts receivable	(7,417)	(7,666)
Inventories	2,503	4,879
Other current assets	(854)	587
Notes receivable, net	53	23
Accounts payable and accrued liabilities	(6,418)	3,232

Net cash provided by (used in) operating activities	(5,125)	11,267

Investing Activities
Purchases of property and equipment, net	(3,344)	(4,804)
Purchases of retail real estate	(3,594)	(6,286)
Proceeds from sales of property and equipment	1,736	1,644
Proceeds from Sale of Weiman	1,300	—
Proceeds from sales of investments	20,593	17,454
Purchases of investments	(14,748)	(14,339)
Acquisition of retail licensee stores, net of cash acquired	(430)	67
Net cash received on licensee notes	411	828
Dividends from an affiliate	6,559	5,623
Other, net	833	761

Net cash provided by investing activities	9,316	948

Financing Activities
Borrowings under revolving credit arrangement	1,000	3,000
Repayments of long-term debt	(910)	(3,145)
Borrowings (repayments) of real estate notes payable	4,378	(460)
Issuance of common stock, net	745	1,065
Repurchases of common stock	(1,013)	(155)
Cash dividends	(9,449)	(9,433)

Net cash used in financing activities	(5,249)	(9,128)

Net change in cash and cash equivalents	(1,058)	3,087

Cash and cash equivalents, beginning of year	7,109	4,022

Cash and cash equivalents, end of year	$6,051	$7,109

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Segment Information - Unaudited - 2005 Amounts have been Restated

(In thousands)

	Quarter Ended		Year Ended
	November 25, 2006	November 26, 2005	November 25, 2006	November 26, 2005
Net Sales
Wholesale	$65,883	$77,105	$284,803	$301,250
Retail	21,496	23,829	84,401	70,480
Inter-Company Elimination	(10,877)	(12,285)	(40,990)	(36,523)

Consolidated	$76,502	$88,649	$328,214	$335,207

Operating Income (loss)
Wholesale	$2,472	$4,356	$12,096	$9,547
Retail	(3,434)	(1,571)	(12,126)	(1,661)
Inter-Company Elimination	(195)	(478)	(626)	(792)
Income from CDSOA	1,549	—	1,549	—
Restructuring and impaired asset charges	(1,359)	(1,960)	(1,359)	(1,960)

Consolidated	$(967)	$347	$(466)	$5,134

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Reconciliation of Net Income as Reported

to Net Income as Adjusted (Unaudited)

(In thousands, except for per share data)

	Year Ended November 25, 2006	Restated (b) Year Ended November 26, 2005
Net income as reported	$5,429	$9,814
Insurance recovery, net of income taxes (a)	—	(437)
Restructuring and impaired asset charges, net of income taxes (a)	815	1,176
Income from CDSOA, net of income taxes (a)	(929)	—

Net income as adjusted	$5,315	$10,553

Reconciliation of Earnings Per Share as Reported to Earnings Per Share as Adjusted (Unaudited)

	Year Ended November 25, 2006	Year Ended November 26, 2005
Diluted earnings per share	$0.46	$0.82
Insurance recovery, net of income taxes (a)	—	(0.04)
Restructuring and impaired asset charges, net of income taxes (a)	0.07	0.10
Income from CDSOA, net of income taxes (a)	(0.08)	—

Diluted earnings per share as adjusted	$0.45	$0.88

Reconciliation of Net Income as Reported to Net Income as Adjusted (Unaudited) (In thousands, except for per share data)

	Quarter Ended November 25, 2006	Quarter Ended November 26, 2005
Net income as reported	$359	$2,067
Insurance recovery, net of income taxes (a)	—	(437)
Restructuring and impaired asset charges, net of income taxes (a)	815	1,176
Income from CDSOA, net of income taxes (a)	(929)	—

Net income as adjusted	$245	$2,806

Reconciliation of Earnings Per Share as Reported to Earnings Per Share as Adjusted (Unaudited)

	Quarter Ended November 25, 2006	Quarter Ended November 26, 2005
Diluted earnings per share	$0.03	$0.18
Insurance recovery, net of income taxes (a)	—	(0.04)
Restructuring and impaired asset charges, net of income taxes (a)	0.07	0.10
Income from CDSOA, net of income taxes (a)	(0.08)	—

Diluted earnings per share as adjusted	$0.02	$0.24

(a)	Adjustments to net income for both years are taxed at a 40% blended rate.
(b)	All 2005 amounts have been restated

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Reconciliation of Previously Reported Net Income

to Net Income as Restated (Unaudited)

(In thousands, except for per share data)

	Year Ended November 26, 2005	Quarter Ended November 26, 2005	39 Weeks Ended August 26, 2006
Net income as previously reported	$7,563	$2,266	$5,628
Reverse impairment charges on acquisitions, net of income taxes (b)	2,522	—	148
Increase to cost of sales from higher inventory values assigned in purchase accounting, net of income taxes (b)	(271)	(199)	(706)

Net income as restated	$9,814	$2,067	$5,070

Reconciliation of Previously Reported Earnings Per Share to Earnings Per Share as Restated (Unaudited)

	Year Ended November 26, 2005	Quarter Ended November 26, 2005	39 Weeks Ended August 26, 2006
Diluted earnings per share as previously reported	$0.63	$0.19	$0.47
Reverse impairment charges on acquisitions, net of income taxes	0.21	—	0.01
Increase to cost of sales from higher inventory values assigned in purchase accounting, net of income taxes	(0.02)	(0.02)	(0.06)

Diluted earnings per share as restated	$0.82	$0.18	$0.42

(a) Adjustments to net income for both years are taxed at a 40% blended rate.
(b) Pretax quarterly restatement adjustments related to the reversal of the impairment charges and the increase in cost of sales for the increased inventory values are as follows:

	Reverse impairment charges	Increase to Cost of Sales	Total
Second Quarter 2005	$2,465	$—	$2,465
Third Quarter 2005	1,739	(121)	1,618
Fourth Quarter 2005	—	(332)	(332)

Full year 2005	$4,204	$(453)	$3,751

First Quarter 2006	120	(337)	(217)
Second Quarter 2006	126	(212)	(86)
Third Quarter 2006	—	(627)	(627)

Three Quarters Ended August 26, 2006	$246	$(1,176)	$(930)